EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Telesp Celular Participações S.A. on Form F-4 of our report dated April 1, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows, and the change in basis of presentation from the Constant Currency Method to the Brazilian Corporate Law Method in 2003), relating to the financial statements of Tele Centro Oeste Celular Participações S.A. (“TCO”), appearing in the Annual Report on Form 20-F of TCO for the year ended December 31, 2004, and to the use of our report dated April 1, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Part Eight: Legal and Regulatory Matters — Experts” in such Prospectus.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

/s/ Deloitte Touche Tohmatsu Auditores Independentes

Sao Paulo, Brazil, December 15, 2005